Exhibit 10.1
CNO Services, LLC
December 6, 2022

Bruce K. Baude

Re: Consulting Agreement

Dear Bruce,

This letter agreement (this “Agreement”) is intended to confirm our mutual understanding with respect to your limited engagement as a consultant for CNO Services, LLC (the “Company”). By signing below, you represent and warrant that you are under no obligation to any third-party that would interfere with your rendering to the Company the professional services described and covered by this Agreement.

Your engagement as a consultant hereunder shall commence on January 1, 2023 and continue through December 31, 2023 (the “Consulting Period”); provided, however, that (i) either the Company or you may terminate your engagement, effective April 1, 2023 or later, upon thirty days prior written notice or (ii) the Company may immediately terminate your engagement prior to the end of the Consulting Period if you engage in conduct that constitutes “cause” (e.g., conduct that harms or could reasonably be expected to harm the business or reputation of any member of the Company Group (as defined below)) as determined by the Company in good faith. Upon any termination of your engagement, you will be entitled only to fees accrued but unpaid through the date of such termination, and the Company shall have no further obligations to you under this Agreement thereafter.

During the Consulting Period, you agree to render your assistance and participation, giving at all times the full benefit of your knowledge, expertise, technical skill and ingenuity, in providing the consulting services described on Exhibit A attached hereto (the “Consulting Services”). You agree that you will perform the Consulting Services as an independent contractor, and not as an employee, agent or representative of the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”), and unless authorized in writing by the Company, you will not have the power or authority to act on behalf of, or bind in any way, any member of the Company Group. You will render the Consulting Services from location(s) of your choosing and you will furnish any equipment, supplies and other materials used to perform the Consulting Services. During the Consulting Period, you will report to such employees as may be designated by the Company from time to time regarding your performance of the Consulting Services as may be requested from time to time.

In consideration for the Consulting Services, the Company will pay you a monthly consulting fee of $8,500, payable monthly in arrears. As an independent contractor, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under this Agreement, and the Company will not withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant to participate in any of the employee benefit plans or programs of the Company or any other member of the Company Group. In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company Group as a result of such reclassification.

By signing below, you represent and warrant to the Company that your provision of the Consulting Services hereunder will not violate any applicable law and covenant and agree to comply with all applicable laws in providing the Consulting Services. Further, you agree to maintain in good standing any permits and licenses as may be necessary or appropriate from time to time in providing the Consulting Services hereunder.

You acknowledge that, during the course of your engagement, you will have access to, and be in close contact with, confidential and proprietary information about the Company Group. In recognition of the foregoing, you agree, at all times during the Consulting Period and thereafter, to hold in confidence, and not to use (except for the benefit of the Company Group and in connection with the Consulting Services hereunder), or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information that you obtain or create. You understand that “Confidential Information” means confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information relating to the Company Group, or that the Company Group may receive belonging to customers, clients, accounts or others who do business with the Company Group. However, Confidential Information will not include (i) any of the foregoing items which have become publicly and widely known through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that you are required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event you agree to give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit you from (x) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, or (y) truthfully responding to or complying with a subpoena, court order, or other legal process, provided that you agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where your right to receive such a monetary benefit is otherwise not waivable by law.

You expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in the previous paragraph may result in substantial, continuing and irreparable injury to the members of the Company Group. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of the preceding paragraph without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

The terms contained in this Agreement constitute and embody the full and complete our understanding and agreement with respect to your engagement as a consultant for the Company and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter. The terms of this Agreement may be modified only by a writing duly executed by you and the Company, and this Agreement, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company. The benefits and obligations contained in this Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns.

This Agreement shall be considered executed and performable in Indiana and shall be governed by the laws of the State of Indiana, without regard for the conflicts of laws rules of Indiana or any other state. Any action relating to or arising out of this Agreement shall be maintained exclusively before any appropriate state court of record in Hamilton County, Indiana or the United States District Court of the Southern District of Indiana, Indianapolis Division, and the parties expressly consent to such venue and jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

* * *

If you are in agreement with the terms of your consulting engagement described above, please execute this Agreement where indicated below and return to me. The execution of this Agreement may be by actual or facsimile signature.

Sincerely,

CNO SERVICES, LLC

By:	/s/ Yvonne K. Franzese
Name:	Yvonne K. Franzese
Title:	Chief Human Resources Officer

AGREED AND ACCEPTED as of this
6th day of December, 2022 by:

/s/ Bruce K. Baude
Bruce K. Baude

[Signature page to Baude Consulting Agreement]

EXHIBIT A

CONSULTING SERVICES

1.Transition of former Chief Operations and Technology Officer duties and knowledge

2.Other services reasonably requested by the Company from time to time